Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ISSUES STATEMENT

RELATING TO SEC ACTION

PROVO, UTAH, July 31, 2009 — Nature’s Sunshine Products, Inc. (OTC:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today issued the following statement in connection with a settlement announced today by the Securities and Exchange Commission (“SEC”) relating to alleged violations of the Foreign Corrupt Practices Act (“FCPA”) by one foreign subsidiary of the Company in 2000 and 2001:

“The Company notes that no current NSP officers, directors, or employees are alleged to have participated in or had knowledge of any of the improper conduct alleged in the complaint, which occurred approximately eight years ago. The complaint alleges that, in 2000 and 2001, Douglas Faggioli, the Company’s then chief operating officer (and current chief executive officer), and Craig Huff, the Company’s former chief financial officer, as control persons, failed to adequately supervise Nature’s Sunshine management and other personnel who were directly responsible for the Company’s books and records and internal controls related to the registration of product in one foreign subsidiary. As part of the current settlement, the Company and the individual parties agreed to neither admit nor deny the allegations in the complaint.

“Nature’s Sunshine now believes that all government investigations relating to potential FCPA violations by the Company or related persons have been fully resolved. The Company anticipates no action by the Department of Justice (“DOJ”) in a previously disclosed investigation relating to these events.

“As previously disclosed, in March 2006, Nature’s Sunshine voluntarily provided to the SEC and the DOJ information related to an independent investigation by the Company’s Audit Committee. The Company fully cooperated in the government investigations.

“Since the beginning of the SEC investigation more than three years ago, following the Company’s voluntary disclosure to the SEC, Nature’s Sunshine has hired a new chief financial officer as well as a new general counsel and chief compliance officer. The Company recently announced the addition of five new, independent members to its board of directors and has reconstituted the audit committee of the board of directors with new independent directors.

“The Company has also conducted a vigorous review of its internal controls, implemented new controls, and undertaken numerous, additional remediation activities, including FCPA training for employees. The Company retained a new, “Big Four” independent registered public accounting firm and has devoted enormous resources to coming into complete compliance with its financial reporting obligations and maintaining such compliance going forward. The Company is also committed to remediating all material control weaknesses related to its financial reporting, as fully disclosed in the Company’s recent SEC filings.

“Under the terms of the settlement with the SEC, Nature’s Sunshine has agreed to pay a civil penalty of $600,000 and to consent to the entry of injunctions against future violations of the FCPA as well as the antifraud, books and records, and internal controls provisions of the federal securities laws. No additional undertakings are required of the Company under the terms of the settlement

“In addition, Mr. Faggioli and Mr. Huff each agreed to pay a civil penalty of $25,000 and to consent to the entry of injunctions against future violations relating only to the books and records and internal control provisions of the federal securities laws.

“The Company is pleased to move beyond this issue and is committed to achieving and maintaining the highest standards of corporate citizenship and compliance with all applicable laws and regulations, including the federal securities laws. Nature’s Sunshine likewise remains committed to continuing to provide the highest quality herbal supplements, vitamins and other products for the promotion of good health and well being among its distributors, customers and employees.”

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, and the Netherlands. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, the possibility of current or future actions or investigations by government agencies that are at present unknown to the Company, as well as all other risks detailed in the Company’s previous filings with the SEC.

Contact:

Steven S. Anreder

Anreder & Co.

286 Madison Ave. Suite 907

New York, NY 10017

(212) 532-3232